ELITE PERFORMANCE HOLDING CORP. TERM SHEET

January 4, 2019.

This letter ("Term Sheet") is subject to the parties entering into formal agreements setting forth their respective rights and obligations. Such agreements will contain customary representations, warranties and indemnifications. The material terms of the Note (the "Note") are set forth below:

Issuer:  Elite Performance Holding Corp (Private:, the "Company ," or the "Issuer")

Investor: David Stoccardo

Securities: Convertible Note (the "Note")

Principal Amount: $ 157,500

Original Issue Discount:                                                5% OID

Payment Amount: $150,000 to be paid at closing

Maturity:                             Twelve (12) months from execution (the" Maturity" )

Interest:        8%

Conversion Price: .05 {the ".Fixed Conversion Price" )

Alterenative Conversion: If public, the Principal Amount can be convertible after 180 days at the lowest of: (i) the      Fixed Conversion Price; (ii) 65% of the average 3 lowest trade prices during the Three (3) consecutive trading day period ending on the trading day immediately prior to the applicable conversion date; or (iii) Discount to market based on subsequent financings with other investors.

Conversion: The Note and outstanding accrued unpaid interest will be convertible after 180 days, in whole or in part, subject to Rule 144 or any other registration or exemption rights.

Redemption: The Company may, at any time prior to Conversion. redeem the outstanding principal, in whole or in part, between day 0-360 for 110% of the face value of the note.

Liquidation preference:  The buyer shall have 2x liquidation preference if there is default and sale of the company.

Events of Default: The Events of Default will be further outlined in the closing documents

Confidentiality: The existence of this term sheet and the individual terms and conditions are or a confidential nature and shall not be disclosed to anyone, except to the Issuer, the Investors and their respective legal advisors.

Right of Participation: The lnvestors shall have the right to participate in any future offering by the Company for a period of twelve (12) months for an amount equal to the Principal Amount detailed in this Term Sheet except for the current pending financing.

Opinion Letter: The Issuer shall be responsible for supplying an opinion letter specific to the fact that Common Stock issued pursuant to conversion of the Note is exempt from registration requirements pursuant to Regulation D as promulgated under the Securities Act of 1933. The Company shall not impede the removal of the Common Stock from the restricted legend by its stock transfer agent upon receipt of a Rule 144 Opinion Letter.

Limitations on Certain Commencing from the date the term sheet is signed. and until the earlier of

    Transactions:  Loan repayment or conversion, the Company sha ll not, directly or ind irectly, without David Stoccardo' s prior written consent (which consent shall not be unreasonably withheld): (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; or (c) enter into any variable rate transactions, whether a similar transaction or any other debt investment unless approved by David Stoccardo.

Commitment Shares: The company will issue 400,000 restricted common shares as consideration upon the execution of this agreement.

Most Favored Nation: If the company enters into a subsequent financing with another individual or entity (a Third Party) on terms that are more favorable to the Third party, the agreements between the company and the Investor shall be amended to include such better terms so long as the Note is outstanding.

Closing Fees: The Company shall pay all attorney fees associated with the facilitation and execution of this note.

Share Reservation: The Company shall maintain a reserve of2 times the amount of its common stock issuable upon Note conversions based at .05 cents a share.

Use of Proceeds: General working capital/Inventory

Going PublicWithin 3 months the company will go public

The outstanding balance of the Note can be fully paid down through: 100% of Equity Issuances:

I00% of Debt Issuances:

Page2of3

in WITNESS WHEREOF. Issuer has caused this Term Sheet to be signed in its name by its duly authorized officer this 04th day of January 2019.

Elite Performance Holding Corp

   /s/ Jon McKenzie                                                            /s/ David Stoccardo

Name: Jon McKenzie Title: CEO

Name: David Stoccardo Title: Investor

Page3of3